UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 25, 2008

Date of Report (date of earliest event reported)
OMNITURE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52076	87-0619936

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 East Timpanogos Circle Orem, UT 84097

(Address of principal executive offices, including zip code)

(801) 722-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2008, Omniture, Inc. (the “Company”) entered into an Amended and Restated Change of Control Agreement (the “Amendment”) with Michael S. Herring, the Company’s Chief Financial Officer and Executive Vice President, in order to, among other things, amend the prior Change of Control Agreement between the Company and Mr. Herring, which was entered into June 7, 2006, to provide that any equity compensation awards granted to Mr. Herring on or after March 25, 2008 or any payment or benefit related to any such award that is considered to be “contingent on change in ownership or control” of the Company will not be considered in determining whether Mr. Herring is entitled to additional payments to compensate for excise taxes and any federal and state income and employment taxes and additional excise taxes resulting from the payment of excise taxes to the extent, upon a change of control of the Company, his change of control benefits exceed 3.6 times his “base amount,” as defined in Internal Revenue Code Section 280G, and are subject to excise taxes under Internal Revenue Code Section 280G.
     The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On March 25, 2008, the Compensation Committee (the “Compensation Committee”) of our Board of Directors approved the following base salaries effective April 1, 2008 and target incentive bonus amounts for the fiscal year ending December 31, 2008 for our named executive officers, which do not include target sales commissions for Messrs. Harrington and Mellor:

		Target Incentive
	Base Salary	Bonus Amount
Name and Principal Position	($)	($)

Joshua G. James	480,000	360,000
President and Chief Executive Officer

Michael S. Herring	300,000	150,000
Chief Financial Officer and Executive Vice President

Brett M. Error	300,000	150,000
Chief Technology Officer and Executive Vice President, Products

Christopher C. Harrington	270,000	75,000
President, Worldwide Sales and Client Services

John F. Mellor	240,000	48,000
Executive Vice President, Business Development and Corporate Strategy
     The Compensation Committee also approved performance objectives for the executive officers identified above to be used in connection with evaluating performance and determining the incentive bonus amounts payable to these officers for 2008. Mr. James’ target bonus amount is based on the achievement by the Company of certain annual and quarterly sales bookings, revenue and non-GAAP operating margin targets. Non-GAAP operating margin is calculated as operating margin without acquisition-related accounting adjustments to deferred revenue, stock-based compensation expense and the amortization of certain intangible assets and is used internally to understand, manage and evaluate our business and make operating decisions. There is no maximum amount payable to Mr. James with respect to this incentive bonus. Mr. Herring’s incentive bonus amount is based on the achievement by the Company of certain annual and quarterly sales bookings, revenue and non-GAAP operating margin targets. There is no maximum amount payable to Mr. Herring with respect to this incentive bonus. Mr. Error’s incentive bonus amount is based on the achievement by the Company of certain annual and quarterly sales bookings, revenue and non-GAAP operating margin targets and the achievement by Mr. Error of certain subjective, non-financial objectives, including objectives related to our recent acquisitions and product development milestones. There is no maximum amount payable to Mr. Error with respect to this incentive bonus. Mr. Harrington’s incentive bonus amount is based on the achievement by the Company of certain annual and quarterly sales bookings, revenue and collection targets, and Mr. Harrington is entitled to sales commissions based on the achievement of certain Company-wide sales bookings and revenue objectives. There are no maximum amounts payable to Mr. Harrington with respect to these incentive bonus or sales commission amounts. Mr. Mellor’s incentive bonus amount is based on the achievement by the Company of certain annual and quarterly sales bookings, revenue and non-GAAP operating margin targets and the achievement by Mr. Mellor of certain subjective, non-financial objectives, including objectives related to our recent acquisitions and product development milestones. Mr. Mellor is entitled to sales commissions from the sales bookings of certain products. There are no maximum amounts payable to Mr. Mellor with respect to these incentive bonus or sales commission amounts. We will pay a certain portion of these officers’ respective incentive bonus amounts upon achievement of the quarterly targets, with the remaining portion of their bonus amounts to be paid based on achievement of the annual targets. In addition, the Compensation Committee may pay discretionary bonuses to these executive officers in addition to the bonuses described above.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Amended and Restated Change of Control Agreement between the Company and Michael S. Herring.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNITURE, INC.
	By:	/s/ Michael S. Herring
Michael S. Herring
Dated: March 31, 2008		Chief Financial Officer and Executive Vice President

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Amended and Restated Change of Control Agreement between the Company and Michael S. Herring.